HOME EQUITY ASSET TRUST 2007-1

DERIVED INFORMATION [1/10/06]

[$970,000,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$980,000,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2007-1

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 11/01/06 cutoff date. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 5,061

Total Outstanding Loan Balance ($): 993,971,452

Total Expected Collateral Balance - Deal ($): 1,150,000,100

Total Expected Collateral Balance - Selection ($): 1,150,000,100

Average Loan Current Balance ($): 196,398

:

Weighted Average Original LTV (%) *: 81.4

Weighted Average Coupon (%): 8.16

Arm Weighted Average Coupon (%): 8.00

Fixed Weighted Average Coupon (%): 8.90

Weighted Average Margin (%): 6.13

Weighted Average FICO (Non-Zero): 635

Weighted Average Age (Months): 3

:

% First Liens: 95.4

% Second Liens: 4.6

% Arms: 81.9%

Fixed: 18.1

% Interest Only: 15.2

% of Loans with Mortgage Insurance: 0.0

Summary Stats
% Silent Second: 43.3 CLTV Silent Second: 99.5 CLTV Total Pool: 90. DTI: 41.7

Riverside – San Bernardino
% Pool: 5.2 FICO: 632 OLTV: 80.9 % Silent Second: 44.6 CLTV Silent Second: 99.7 CLTV Total Pool: 89.9 DTI: 42.4

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

State	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Alabama	65	7,886,757	0.8	9.02	88.2	612
Alaska	11	2,725,546	0.3	8.71	84.3	629
Arizona	262	49,729,831	5.0	8.00	82.0	625
Arkansas	20	2,189,108	0.2	8.24	82.4	635
California	966	290,312,264	29.2	7.82	79.8	650
Colorado	141	25,454,596	2.6	7.80	82.6	641
Connecticut	44	7,467,443	0.8	8.44	79.9	606
Delaware	19	3,371,829	0.3	7.75	77.5	609
District of Columbia	4	1,343,344	0.1	8.88	68.9	598
Florida	514	97,099,292	9.8	8;26	80.3	630
Georgia	121	16,470,089	1.7	8.84	84.2	632
Hawaii	21	7,824,190	0.8	8.01	80.9	676
Idaho	49	7,633,937	0.8	7.86	79.5	641
Illinois	175	31,632,607	3.2	8,47	82.9	628
Indiana	39	3,420,607	0.3	9.03	89.6	609
Iowa	30	2,442,867	0.2	9.16	86.0	607
Kansas	22	2,397,392	0.2	8.58	82.0	613
Kentucky	34	3,733,194	0.4	8.05	85.4	624
Louisiana	54	5,849,922	0.6	8.90	86.9	596
Maine	18	3,119,277	0.3	8.52	82.2	626
Maryland	144	33,344,601	3.4	7.99	80.9	620
Massachusetts	104	25,207,712	2.5	8.26	82.2	633
Michigan	158	20,234,795	2.0	8.92	85.9	622
Minnesota	64	11,487,678	1.2	8.18	842	638
Mississippi	25	2,460,093	0.2	9.04	87.1	592
Missouri	110	11,054,955	1.1	8.69	84.7	618
Montana	8	986,316	0.1	8.35	83.8	615
Nebraska	12	1,458,869	0.1	8.17	81.3	625
Nevada	187	41,016,677	4.1	8.03	80.0	632
New Hampshire	34	6,356,027	0.6	8.18	82.2	626
New Jersey	119	28,146,630	2.8	8.50	80.6	636
New Mexico	25	3,863,993	0.4	8.67	85.3	602
New York	134	34,924,271	3.5	8.34	79.7	644
North Carolina	88	12,836,393	1.3	8.51	84.1	605
Ohio	149	15,347,416	1.5	8.71	86.4	613
Oklahoma	40	4,706,578	0.5	8.78	85.7	633
Oregon	124	24,802,470	2.5	7.99	80.4	657
Pennsylvania	139	18,697,273	1.9	8.43	84.6	623
Rhode Island	18	3,405,914	0.3	7.80	77.5	636
South Carolina	57	7,050,187	0.7	8.94	84.9	628
South Dakota	4	209,242	0.0	9.06	94.2	623
Tennessee	77	8,440,597	0.8	8.24	82.1	609
Texas	137	15,242,413	1.5	8.86	84.4	617
Utah	63	10,108,702	1.0	8,16	82.1	631
Vermont	15	1,976,406	0.2	8.68	78.0	607
Virginia	125	21,519,731	2.2	8.16	80.2	613
Washington	210	46,314,375	4.7	8.05	81.4	644
West Virginia	1	305,107	0.0	8.75	88.7	600
Wisconsin	75	9,245,509	0.9	9.02	86.7	630
Wyoming	6	1,116,429	0.1	8.45	85.0	612
Total:	5,061	993,971,452	100.0	8.16	81.4	635

Silent Second	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	Wa OLTV* %	WA PICO
1st Lien -No 2nd	2,538	513,930,327	51.7	8.31	81.6	611
1st Lien - 2nd in Deal	386	104,967,715	10.6	7.68	80.0	663
1st Lien - 2nd Not in Deal	1,412	329,824,620	33.2	7.62	79.1	662
2nd Lien - 1st in Deal	386	25,810,573	2.6	11.65	99.4	663
2nd Lien - 1st Not in Deal	339	19,438,216	2.0	11.42	99.8	648
Total:	5,061	993,971,452	100.0	8.16	81.4	635

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 1/01/07 cutoff date. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5%and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 216

Total Outstanding Loan Balance ($): 19,780,926

Total Expected Collateral Balance ($): 1,000,000,100

Total Expected Collateral Balance - Selection ($): 19,900,902

Average Loan Current Balance ($): 91,578

:

Weighted Average Original LTV (%) *: 85.6

Weighted Average Coupon (%): 8.86

Arm Weighted Average Coupon (%): 8.75

Fixed Weighted Average Coupon (%): 9.14

Weighted Average Margin (%): 6.71

Weighted Average FICO (Non-Zero): 613

Weighted Average Age (Months): 3

:

% First Liens: 97.1

% Second Liens: 2.9

% Arms: 69.9 % Fixed: 30.1

% Interest Only: 4.3

% of Loans with Mortgage Insurance: 0.0

Current Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	Wa OLTV* %	WA FICO
6.01 - 6.50	1	141,861	0.7	6.38	80.0	611
6.51 - 7.00	7	1,191,963	6.0	6.94	81.2	642
7.01 - 7.50	20	2,163,035	10.9	7.33	77.4	630
7.51- 8.00	15	1,614,761	8.2	7.78	81.7	639
8.01 - 8.50	29	3,288,343	16.6	8.28	83.4	643
8.51 - 9.00	35	3,268,296	16.5	8.85	89.6	615
9.01 - 9.50	19	1,589,526	8.0	9.29	86.5	587
9.51 - 10.00	42	3,519,478	17.8	9.79	87.9	579
10.01 - 10.50	21	1,706,223	8.6	10.25	91.6	590
10.51 - 11.00	6	338,768	1.7	10.76	84.1	610
11.01 - 11.50	6	482,710	2.4	11.31	85.6	602
11.51 - 12.00	4	208,503	1.1	11.66	95.0	594
12.01 >=	11	267,459	1.4	12.56	99.8	606
Total:	216	19,780,926	100.0	8.86	85.6	613
Max: 14.00 Min: 6.38 Wgt Avg: 8.86

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

FICO	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
451 - 475 476 - 500 501 - 525 526 - 550 551 - 575 576 - 600 601-625 626 - 650 651 - 675 676 - 700 701 - 725 726 - 750 751 - 775	1 1 7 21 27 29 58 31 20 I0 7 3 1	71,712 85,785 466,302 1,641,779 2,398,932 2,621,760 5,553,146 2,692,619 1,929,451 1,031,734 879,832 344,648 63,227	0.4 0.4 2.4 8.3 12.1 133 28,1 13.6 9.8 5.2 4.4 1.7 0.3	9.55 7.30 9.40 9.64 9.41 9.19 8.75 8.76 8.47 8.32 7.37 8.53 9.88	80.0 80.0 73.6 85.2 84.7 86.7 86.5 87.9 84.3 85.2 81.4 92.4 90.0	463 488 512 540 562 590 612 638 662 688 713 739 754
Total:	216	19,780,926	100.0	8.86	85.6	613
Max: 754 Min: 463 Wgt Avg: 613

Scheduled Balance	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
<= 50,000	26	849,652	4.3	10.77	91.3	606
50,001 - 100,000	115	8,262,461	41,8	9.01	84.5	602
100,001 150,000	59	7,325,731	37,0	8.73	86.5	619
150,001 - 200,000	9	1,458,164	7.4	8.85	85.5	637
200,001- 250,000	2	446,516	2.3	7.26	81.5	614
250,001 - 300,000	4	1,107,588	5.6	8.43	87.7	632
300,001 - 350,000	1	330,814	1.7	6.95	80.0	622
Total:	216	19,780,926	100.0	8.86	85.6	613
Max: 330,813.86 Min: 10,947.32 Avg: 91,578.36

Original LTV (%)*	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
<= 50.0	1	71,947	0.4	7.50	34.3	524
50.1 - 55.0	1	58,963	0.3	8.30	53.6	682
60.1 - 65.0	2	104,936	0.5	8.53	62.9	536
65.1 - 70.0	3	207,273	1.0	8.28	68.4	592
70.1 - 75.0	13	1,162,580	5.9	7.92	74.5	606
75.1 - 80.0	74	7,720,924	39.0	8.35	79.8	622
80.1 - 85.0	22	1,857,842	9.4	9.20	84.6	571
85.1 - 90.0	42	4,032,697	20.4	9.30	90.0	611
90.1 - 95.0	22	2,208,741	11.2	9.16	94.6	612
95.1 - 100.0	36	2,355,024	11.9	9.87	100.0	629
Total:	216	19,780,926	100.0	8.86	85.6	613
Max: 100.0 Min: 34.3 Wgt Avg: 85.6

Prepay Penalty in Years	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0.00	38	3,255,435	16.5	8.73	83.5	620
1.00	8	748,237	3.8	9.96	86.7	593
2.00	72	6,297,963	31.8	8.94	87.1	614
3.00	98	9,479,291	47.9	8.78	85.3	612
Total:	216	19,780,926	100.0	8.86	85.6	613

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

Documentation Type	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Full	170	15,679,883	79.3	8.78	86.2	611
Reduced	18	1,628,324	8.2	9.35	84.2	627
Stated Income / Stated Assets	25	1,981,138	10.0	9.36	83.1	613
No Income /No Assets	3	491,582	2.5	8.12	82.2	647
Total:	216	19,780,926	100.0	8.86	85.6	613

Occupancy Status	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Primary	179	16,661,690	84.2	8.77	85.7	610
Second Home	3	312,275	1.6	9.51	81.7	627
Investor	34	2,806,961	14.2	9.35	85.8	628
Total:	216	19,780,926	100.0	8.86	85.6	613

State	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Ohio	80	7,394,564	37.4	8.80	85.5	609
Michigan	47	4,181,743	21.1	9.14	85.5	618
North Carolina	17	2,099,539	10.6	8.36	83.2	618
South Carolina	19	1,609,138	8.1	8.64	83.5	630
Indiana	17	1,370,539	6.9	9.08	88.9	611
Tennessee	10	840,862	4.3	8.57	85.1	618
New York	8	717,722	3.6	9.64	86.3	593
Mississippi	8	548,034	2.8	9.60	89.4	574
Pennsylvania	4	545,822	2.8	7.69	88.5	637
Texas	2	185,316	0.9	9.63	89.1	602
Iowa	3	181,797	0.9	8.72	83.8	618
Florida	1	105,350	0.5	11.60	95.0	564
Total:	216	19,780,926	100.0	8.86	85.6	613

Purpose	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Purchase	133	12,065,645	61.0	8.97	86.6	618
Refinance - Rate Tenn	17	1,341,861	6.8	8.77	83.1	613
Refinance - Cashout	66	6,373,420	32.2	8.69	84.2	604
Total:	216	19,780,926	100.0	8.86	85.6	613

Product	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Arm 1Y	1	89,283	0.5	8.25	90.0	589
Arm 2/28	81	7,305,875	36.9	9.05	85.2	595
Arm 2/28 - Balloon 40/30	10	1,016,787	5.1	9.23	88.8	621
Arm 2/28 - Balloon 45/30	8	1,039,680	5.3	7.38	86.7	651
Arm 2/28 -Balloon 50130	1	132,688	0.7	8.05	80.0	721
Arm 3/27	19	2,006,926	10.1	8.65	86.8	630
Arm 3/27 - Balloon 40/30	7	968,840	4.9	8.76	88.1	617
Arm 3/27 - Balloon 45/30	7	672,821	3.4	7.44	77.0	654
Arm 5125	4	495,517	2.5	7.28	82.5	690
Arm 5/25 - Balloon 40/30	1	97,185	0.5	9.99	90.0	552
Fixed Balloon 30/15	7	160,776	0.8	11.88	99.7	615
Fixed Balloon 40/30	5	418,275	2.1	9.77	92.3	566
Fixed Balloon 45/30	5	613,521	3.1	8.35	86.4	625
Fixed Rate	60	4,757,752	24.1	9.09	84.7	610
Total:	216	19,780,926	100.0	8.86	85.6	613

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

Property Type	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Single Family Residence	177	16,128,011	81.5	8.84	85.6	613
PUD	11	1,268,568	6.4	8.41	86.9	631
Condo	12	1,100,613	5.6	9.13	85.9	595
2 Family	12	838,061	4.2	9.03	84.4	622
3-4 Family	4	445,674	2.3	10.09	82.8	610
Total:	216	19,780,926	100.0	8.86	85.6	613

Margin (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0.01 - 4.00	1	157,229	1.1	7.25	80.0	663
4.01 -4.50	1	71,947	0.5	7.50	34.3	524
4.51 - 5.00	5	643,685	4.7	7.16	84.8	646
5.01 - 5.50	5	614,900	4.4	8.15	83.4	625
5.51 - 6.00	13	1,337,289	9.7	8.09	85.1	632
6.01 - 6.50	22	2,017,105	14.6	7.75	81.3	617
6.51 - 7.00	37	3,593,682	26.0	8.72	86.7	620
7.01 - 7.50	31	3,017,869	21.8	9.52	85.9	601
7.51 - 8.00	17	1,920,259	13.9	9.66	90.5	603
8.01 - 8.50	4	287,608	2.1	10.09	88.1	610
8.51 - 9.00	3	164,028	1.2	10.26	84.8	587
Total:	139	13,825,602	100.0	8.75	85.5	615
Max: 8.85 Min: 2.79 Wgt Avg: 6.71

Months to Rate Reset	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
4 - 6	3	282,280	2.0	7.55	84.2	592
7 - 9	3	179,408	1.3	8.22	92.0	567
10 - 12	1	75,366	0.5	9.15	95.0	601
13 - 15	1	85,785	0.6	7.30	80.0	488
16 - 18	4	275,877	2.0	9.27	83.2	571
19 - 21	24	3,042,593	22.0	8.33	85.4	637
22 - 24	66	5,695,053	41.2	9.33	85.8	593
25 - 27	1	95,579	0.7	7.13	75.0	538
31 - 33	11	1,278,516	9.2	7.66	80.9	665
34 - 36	20	2,222,444	16.1	8.96	88.4	619
37>=	5	592,701	4.3	7.73	83.7	667
Total:	139	13,825,602	100.0	8.75	85.5	615
Max: 59 Min: 5 Wgt Avg: 26

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

Maximum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
12.01 - 12.50	1	141,861	1.0	6.38	80.0	611
12.51 - 13.00	7	1,191,963	8.6	6.94	81.2	642
13.01 - 13.50	14	1,321,098	9.6	7.28	77.6	636
13.51 - 14.00	10	1,159,861	8.4	7.78	82.7	642
14.01 - 14.50	18	2,042,610	14.8	8.27	84.8	654
14.51 - 15.00	27	2,578,366	18.6	8.83	88.0	612
15.01 - 15.50	10	903,629	6.5	9.17	87.0	579
15.51 -16.00	31	2,718,059	19.7	9.81	87.6	580
16.01 - 16.50	12	1,127,920	8.2	10.21	91.8	594
16.51 - 17.00	5	283,610	2.1	10.76	84.9	604
17.01 - 17.50	3	251,275	1.8	10.93	87.0	598
17.51 - 18.00	1	105,350	0.8	11.60	95.0	564
Total:	139	13,825,602	100.0	8.75	85.5	615
Max: 17.60 Min: 12.38 Wgt Avg: 14.77

Minimum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
6.01 - 6.50	1	141,861	1.0	6.38	80.0	611
6.51 - 7.00	10	1,485,414	10.7	7.36	80.9	635
7.01 - 7.50	14	1,321,098	9.6	7.28	77.6	636
7.51 - 8.00	12	1,320,771	9.6	7.84	83.2	635
8.01 - 8.50	19	2,131,893	15.4	8.27	85.0	651
8.51 - 9.00	23	2,189,582	15.8	8.87	89.2	615
9.01 - 9.50	10	889,711	6.4	9.26	87.4	579
9.51 - 10.00	30	2,652,483	19.2	9.81	87.5	580
10.01 -10.50	12	1,115,394	8.1	10.28	91.5	597
10.51 - 11.00	5	283,610	2.1	10.76	84.9	604
11.01 - 11.50	2	188,435	1.4	11.14	86.0	579
11.51 >=	1	105,350	0.8	11.60	95.0	564
Total:	139	13,825,602	100.0	8.75	85.5	615
Max: 11.60 Min: 6.38 Wgt Avg: 8.70

Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
2.00	2	179,678	1.3	8.07	85.0	611
3.00	137	13,645,924	98.7	8.76	85.6	615
Total:	139	13,825,602	100.0	8.75	85.5	615
Wgt Avg: 2.99

Subsequent Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
1.00	137	13,660,953	98.8	8.75	85.5	615
1.50	2	164,649	1.2	8.66	92.3	594
Total:	139	13,825,602	100.0	8.75	85.5	615
Wgt Avg: 1.01

Interest Only Period (Months)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0	210	18,938,086	95.7	8.94	85.9	611
60	6	842,840	4.3	7.20	80.0	661
Total:	216	19,780,926	100.0	8.86	85.6	613